Exhibit 99.1

FOR IMMEDIATE RELEASE

Company contact:

Anthony Trunzo
FLIR Systems, Inc.
(503) 684-3731
www.flir.com

FLIR SYSTEMS TO REPURCHASE UP TO 3.0 MILLION SHARES OF ITS COMMON STOCK

Company Also Authorized To Repurchase Up To $100 Million of Its Convertible Notes

PORTLAND, Ore. – April 14, 2005 - FLIR Systems, Inc. (NASDAQ: “FLIR”), announced today that the Board of Directors has approved the repurchase of up to 3.0 million shares of its common stock and up to $100 million of its outstanding convertible notes. Such repurchases may be carried out through open market purchases, block trades and in privately negotiated transactions, as appropriate and applicable.

The timing and the amount of any repurchased common stock and any convertible notes will be determined by the Company’s management based on its evaluation of the market conditions and other factors. The repurchase program may be suspended or discontinued at any time. The Company had approximately 70 million shares of common stock and $210 million of convertible notes outstanding as of March 31, 2005.

Forward-Looking Statements

Any statements in this press release regarding the Company’s intention to repurchase shares of its common stock and its convertible notes from time to time under the repurchase program are forward-looking statements. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual events may differ materially from those indicated or suggested by such forward looking statements as a result of various important factors including, among others, the market price of the Company’s common stock and convertible notes prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company’s cash flows from operations, general economic conditions and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

About FLIR Systems

FLIR Systems designs, manufactures and markets infrared imaging systems worldwide for a variety of applications. FLIR’s imaging products are used in such diverse applications as public safety, defense, navigation, electronic newsgathering and search and rescue. Thermography products support such applications as condition monitoring, non-destructive testing, medical science, research and development, and manufacturing process control. For more information, please visit their Web site at www.flir.com.

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